Exhibit 10.1

Employment Agreement

This Agreement (the “Agreement”) is made as of the 29th day of January 2020 (the “Effective Date”) between Interpace Biosciences, Inc. (the “Company”, “Interpace” or “Employer”) and Fred Knechtel (“you” or “Executive”) (each a “Party” and together the “Parties”). The term of your employment under this Agreement will commence as of the Effective Date.

Position of Employment - Your full-time position with Interpace will be Chief Financial Officer and Treasurer and, in that position, you will be a member of the Leadership Team reporting to the President & CEO of Interpace.

Duties & Responsibilities – The Executive will have such authority and responsibilities and perform such duties consistent with the position. The Executive will devote his full working time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries. Notwithstanding the foregoing, the Executive may (i) engage in charitable, religious, civic and similar types of activities and manage personal investments, and (ii) with the prior written consent of the Company’s Board of Directors (the “Board”), serve on one or more outside board of directors, provided that, in each case, such activities do not inhibit or conflict with the business of the Company, its subsidiaries and/or affiliates.

Place of Employment—The Executive’s principal place of business for the performance of his duties under this Agreement shall be the Company’s headquarters in either Parsippany, NJ or Rutherford, NJ. Executive will be required to travel as reasonably necessary, hereunder.

Base Salary – Effective beginning the Effective Date, you will be paid a base salary of approximately $12,917.00 semi-monthly (assuming 24 pay periods), which is $310,000.00 annually (“Base Salary”), subject to applicable federal, state, and local withholding, such Base Salary to be paid to you in the same manner and on the same payroll schedule in which all Company employees receive payment. Any increases in your Base Salary for years beyond the first year of your employment shall be at the sole discretion of the Company and Interpace’s Compensation and Management Development Committee (“Compensation Committee”) of the Board of Directors as appropriate, and nothing herein shall be deemed to require any such increase.

Incentive Awards - You will have the opportunity to earn additional compensation based on the Company’s Incentive Award program with an annual target of up to 40% of your Base Salary, paid out in cash, less applicable taxes and deductions and/or stock. Payment is anticipated to be made no later than March 15th of the following year. Your incentive awards will be based upon the condition that the agreed upon performance goals and key financial objectives developed in concert with the President & CEO of Interpace and the Compensation Committee are met.

Long-Term Incentive Awards – During the term you will be eligible to receive equity awards under the Company’s 2019 Equity Incentive Plan (the “Plan”). Additionally, (i) on the Effective Date, you will be awarded an option to purchase 60,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), with an exercise price per share equal to the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Effective Date (such option, the “Initial Time-Vesting Option”) and (ii) on or within 30 days following the Effective Date, subject to the approval of the Compensation Committee, you will be awarded an option to purchase 60,000 shares of Common Stock with an exercise price per share equal to the Fair Market Value of a share of Common Stock on the date of grant (such option, the “Initial Performance-Vesting Option”, and together with the Initial Time-Vesting Option, the “Initial Options”). The Initial Time-Vesting Option shall be eligible to vest in equal installments on each of the first three anniversaries of the Effective Date, subject to your continued employment with the Company through the applicable vesting date. The Initial Performance-Vesting Option shall be eligible to vest upon the accomplishment of performance milestones determined by the Compensation Committee in consultation with Executive. The Initial Options will be subject to the terms of the Plan and an applicable award agreement by and between Executive and the Company. In the event of a Change in Control (as defined below) following the Effective Date, each of Executive’s then-outstanding equity awards (including the Initial Options) shall be eligible to vest and become exercisable in full immediately prior to the occurrence of such Change in Control (including any such awards that vest in whole or in part based on the attainment of performance-vesting conditions that shall be deemed achieved at the target level of the applicable award agreement), subject to Executive’s continuous employment through such Change in Control.

Health and Welfare Benefits – You will be provided the same health and welfare benefits as offered to other Senior Executives including:

1.	Annual Paid Time Off or PTO of up to nineteen (19) days per year initially , which will accrue monthly and consists of vacation, personal and sick time. A total of five (5) accrued but unused PTO days at the end of a calendar year may be carried over to the following year.

2.	Company Paid Holidays of up to twelve per year.

401(k) and Other Benefits – You will be eligible to participate in the Company’s 401(k) Plan to the extent and on such terms as the Company provides to other senior executives. Contributions to the Company’s 401(k) plan are to be determined annually. Long Term Life and Disability Insurance and other similar plans or benefits will be offered to you at the same level available to other senior executives.

Business Expenses – The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of a reasonably itemized Expense Report in accordance with Company policies and procedures.

Confidentiality & Non-Compete – Executive understands and acknowledges that, as a result of your employment by the Company, you will be placed in a position of trust and confidence and will be entrusted with confidential information, as well as the Company’s confidential proprietary information and trade secrets, to enable you to carry out your job. Accordingly, during your engagement and for a period of twelve (12) months after the cessation of your engagement, you will not, either directly or indirectly, either alone or in concert with others, solicit, or encourage any employee of or consultant to the Company or any Business Partner to leave the Company or Business Partner. During your employment and for a period of twelve (12) months after the cessation of your employment, you agree not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company in its oncology based laboratory services and pharma services businesses. Additionally, you will be required to sign a Confidential Information, Non-Disclosure, Non-Solicitation, Non-Compete, And Rights to Intellectual Property Agreement, in substantially the form attached hereto as Exhibit B, which will be provided to you for execution promptly following the Effective Date.

Termination - You acknowledge that your employment with the Company is “at will” and that your employment may be terminated by you or by the Company at any time, and for any reason or for no reason.

a.	Employer Terminates Without Cause — If the Company terminates your employment other than for “Cause” (as defined below), you will be entitled to severance equal to the severance payments described below. In addition, (i) all outstanding equity awards that were scheduled to vest during the 24-month period following the termination date, but for your termination, shall become fully vested and exercisable (including any such awards that vest in whole or in part based on the attainment of performance-vesting conditions that shall be deemed achieved at the target level of the applicable award agreement), and (ii) you will be entitled to retain your vested equity awards through the date of termination, subject to the terms and conditions of the Plan and applicable award agreements. The Executive will also be eligible to receive health & welfare benefit continuation for the salary continuation period.

b.	Executive Terminates Without Good Reason — If your employment is terminated (i) by your resignation without Good Reason (as defined below) or (ii) on account of your death or Total Disability, you will not be entitled to any severance or benefit continuation payments, other than as required by law in effect at such time. You will however be entitled to retain your vested equity awards through the date of termination, subject to the terms and conditions of the Plan and applicable award agreements.

c.	Employer Terminates for Cause — If the Company terminates your employment for Cause, Executive will not be entitled to any severance or benefit continuation payments, other than as required by law in effect at such time. However, Executive will be entitled to retain your vested Equity Awards through the date of Termination, subject to the terms and conditions of the Plan and applicable award agreements.

d.	Executive Terminates for Good Reason—If Executive terminates his employment for Good Reason, Executive will be entitled to severance equal to the severance payments described below. In addition, (i) all outstanding equity awards that were scheduled to vest during the 24-month period following the termination date, but for your termination, shall become fully vested and exercisable (including any such awards that vest in whole or in part based on the attainment of performance-vesting conditions that shall be deemed achieved at the target level of the applicable award agreement), and (ii) you will be entitled to retain your vested equity awards through the date of termination, subject to the terms and conditions of the Plan and applicable award agreements. The Executive will also be eligible to receive health & welfare benefit continuation for the salary continuation period.

Severance —In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive severance payments as follows:

a.	For employment terminated prior to the first anniversary of employment, no severance shall be payable.

b.	For employment terminated on or after the 1st anniversary of employment and prior to the 2nd anniversary of employment, a total amount of severance equal to six (6) months’ Base Salary, payable semi-monthly on the Company’s regularly scheduled payroll dates.

For employment terminated on or after the 2nd anniversary of employment, a total amount of severance equal to twelve (12) months’ Base Salary, payable semi-monthly on the Company’s regularly scheduled payroll dates.

Severance Conditioned Upon Release - Notwithstanding any provision herein to the contrary, the continuation of health benefits and the severance payments provided for above are subject to and contingent upon your execution and non-revocation of a Severance Agreement and General Release in substantially the form attached hereto as Exhibit A (a “Severance Agreement and General Release”), which Severance Agreement and General Release becomes effective within sixty (60) days following the termination of your employment. In addition to a release of all claims, such Severance Agreement and General Release may include Confidentiality, Non-Disparagement, No-Reapply, and/or other appropriate terms and covenants. The severance payment shall not commence until Severance Agreement and General Release becomes effective. Notwithstanding the foregoing, if the 60-day period following your termination ends in a calendar year after the year in which your employment terminates, the Severance Payment shall be made no earlier than the first day of such later calendar year.

Section 409A Compliance - The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to you under this Agreement:

(i) This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and you and the Company agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with Section 409A and without resulting in any increase in the amounts owed hereunder by the Company.

(ii) Subject to the provisions in this paragraph concerning Section 409A compliance, the severance payments pursuant to this Agreement will begin only upon the date of your “separation from service” (within the meaning of Section 409A) which occurs on or after the date of your termination of employment. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.

(iii) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments (including any lump sum payments) and benefits due under this Agreement, that would not otherwise be exempt from Section 409A (either pursuant to a short-term deferral exception, the exception for separation pay upon an involuntary separation from service or otherwise), and that would, absent this paragraph concerning Section 409A compliance, be paid within the six-month period following your “separation from service” from the Company, shall not be paid until the date that is six (6) months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein.

(iv) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (A) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (B) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (C) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(v) Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided in this Letter Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

Definitions - For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” means your (i) material or willful failure to perform duties reasonably expected and/or requested of you; provided that such material or willful failure continues for more than thirty (30) days after the Company’s written notice you of such material or willful failure to perform; (ii) conviction of, guilty plea to, or confession of guilt of a felony or an act involving moral turpitude; (iii) commission of a fraudulent, illegal, or dishonest act in the course of your employment or otherwise in respect to the Company; (iv) willful misconduct or gross negligence; (v) material violation of the Company’s policies or procedures; (vi) material violation of any Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement between you and the Company; (vii) a material breach of any of the terms or conditions of this Letter Agreement not cured within thirty (30) days after written notice of such breach from the Company to you; (viii) failure to adhere to moral and ethical business principles consistent with the Company’s Code of Business Conduct and Guidelines on Corporate Governance as in effect from time to time; or (ix) engaging in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002.

“Change in Control” means any of the following events following the date hereof: (i) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 51% of the surviving corporation; (ii) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any “person” (as such term is used in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity or group thereof acting jointly; (iii) the acquisition of beneficial ownership of voting securities of the Company (defined as common stock of the Company or any securities having voting rights that the Company may issue in the future) or rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any other “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act), corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; or (iv) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 51% or more of the combined voting power of the Company’s then outstanding voting securities by any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act), corporation or other entity or group thereof acting jointly. Additionally, any transaction that involves a mere change in identity, form or place of organization with the meaning of Section 368(a)(1)(F) of the Code, or a transaction of similar effect or which is used to obtain a line of credit or other financing, shall not constitute a Change in Control.

“Good Reason” means any of the following events, without your written consent: (i) a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or your removal from such position, duties or responsibilities; (ii) a reduction of your Base Salary as in effect immediately prior to such reduction; (iii) your relocation to a facility or a location more than fifty (50) miles from the Company’s then current principal locations in New Jersey; or (iv) the Company’s material breach of this Agreement. Notwithstanding the foregoing, no Good Reason will have occurred unless and until (x) within sixty (60) days following the occurrence of a Good Reason event, you provide the Company with written notice specifying the applicable facts and circumstances underlying such finding of Good Reason, (y) the Company fails to correct the circumstances set forth in your written notice within thirty (30) days of receipt of such notice, and (z) you resign based on such Good Reason within thirty (30) days after the expiration of the Company’s cure period.

“Total Disability” means your substantial inability to perform your duties, with or without reasonable accommodation, due to physical or mental disability which continues for a period in excess of three (3) months, as determined by an independent qualified medical practitioner of an appropriate specialty, acceptable to the Company and to you, or in the event the Company and you are unable to agree on the appointment of such medical practitioner, a three (3) member panel of medical practitioners, one of whom shall be selected by the Company, one of whom shall be selected by you, and one of whom shall be selected by the other two medical practitioners.

Governing Law - This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Modifications and Waivers - No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by you and by an authorized Company officer (other than you). No waiver by either you or the Company of any breach of, or of compliance with, any condition or provision of this Letter Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

Entire Agreement - This Agreement supersedes all prior agreements and understandings between you and the Company, oral or written, on the subject matter herein. No amendment, modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such amendment, modification, termination or waiver is sought to be enforced.

The terms and conditions of your employment shall, to the extent not addressed or described in this Agreement, be governed by Interpace’s Policies and Procedures Manual and existing practices. In the event of a conflict between this Agreement and the Policies and Procedures Manual or existing practices, the terms of this Agreement shall govern.

Taxes - All amounts payable under this Agreement shall be subject to any and all applicable taxes, as required by applicable federal, state and local laws and regulations.

Severability - The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

Counterparts - This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

Representation - You acknowledge that you have read and fully understand the contents of this Agreement and knowingly and voluntarily execute it after having had an opportunity to consult with legal counsel as you deem appropriate.

We look forward to your joining the Company. Please acknowledge your acceptance of the terms of your employment as stated in this Agreement by signing below and return an original signed copy to me.

Date of Signature:	Agreed to and Accepted:

01/29/2020	/s/ Fred Knechtel
Fred Knechtel, Executive

Date of Signature:	INTERPACE BIOSCIENCES, INC.

01/29/2020	By:	/s/ Jack. E. Stover
Jack E. Stover, President and CEO

EXHIBIT A

FORM OF SEVERANCE AGREEMENT AND GENERAL RELEASE

[Intentionally omitted]

EXHIBIT B

FORM OF CONFIDENTIAL INFORMATION, NON-DISCLOSURE, NON-SOLICITATION, NON-COMPETE, AND RIGHTS TO INTELLECTUAL PROPERTY AGREEMENT

[Intentionally omitted]